Exhibit 99.1

Cohesant Technologies Reports Record Sales and Earnings for the Fourth Quarter Ended November 30, 2005

     INDIANAPOLIS--(BUSINESS WIRE)--Dec. 22, 2005--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales and earnings for the fourth quarter. Cohesant also reported record sales for the fiscal year ended November 30, 2005 breaking $20 million in total sales for the first time in its history.
     For the quarter ended November 30, 2005, net sales increased 41.6% to $6,612,956 from $4,670,324 for the same quarter last year. Coatings sales were up more than 49% and Equipment and Parts increased over 9% from the same quarter last year. Additionally, the Company generated $954,235 of Renewal revenue and $43,804 of Licensee revenues in the current period. Renewal revenue is comprised of revenues from restoration, replacement and protection of plumbing lines by CuraFlo's Rehabilitation division. Licensee revenue is comprised of license fees, marketing fees and equipment rental as well as training and consulting fees generated by the Company's CuraFlo and Raven divisions. Net income for the quarter increased 20.2% to $532,314 from $442,890 in the same quarter last year. On a fully diluted per share basis, net income was $.17 in the current quarter compared to $.16 last year.
     For the fiscal year ended November 30, 2005, net sales increased 14.9% to $22,197,702 from $19,312,180 for the same period last year. Sales of Coatings were up over 20% and sales of Equipment and Parts increased almost 5% from same period last year. Additionally, the Company generated $1,114,865 of Renewal revenue and $83,646 of Licensee revenues during the Fiscal Year; the Company had $74,100 of Licensee revenue in the prior year. Net income for fiscal 2005 was $1,628,179, a decrease of $174,088, or 9.7% from the $1,802,267 reported in the previous year. On a fully diluted per share basis, net income was $.57 in the current period compared to $.67 last year.
     Morris H. Wheeler, the Company's President and Chief Executive Officer, stated "I am proud that our Coatings and Equipment sales have both reached record levels this year. In addition, we are starting to see substantial revenues from our CuraFlo acquisition completed in August 2005. Together these factors have propelled Cohesant above $20 million in sales for the first time in its history. Despite these top line improvements, earnings are lower than in Fiscal 2004 due primarily to disappointing gross margins and increased administrative costs. I am encouraged by the progress we have made in improving gross margins on both Coatings and Equipment over the past two quarters. Nonetheless, we still have room for further improvement. We are hopeful that, if we are successful in improving margins and in continuing the upward sales trends, these factors will offset the higher administrative costs that we have undertaken in support of the anticipated growth of the Company."
     Cohesant Technologies Inc., based in Indianapolis, IN, designs, develops, and manufactures specialized dispensing equipment and specialty coating products under the GlasCraft, Raven and CuraFlo trade names. These systems and products offer innovative lining technology providing corrosion protection and renewal of infrastructure in commercial, institutional, municipal and residential sectors of the water, wastewater and industrial markets. Additionally the Company licenses proprietary technology for the renewal and rehabilitation of small diameter water pipes as well as performs restoration, protection and replacement of plumbing lines.


                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                             Three Months Ended    Three Months Ended
                              November 30, 2005     November 30, 2004
----------------------------------------------------------------------
Net sales                            $6,612,956            $4,670,324

Income before income taxes              755,401               737,386

Net income                             $532,314              $442,890
Net income per share
   Basic                                  $0.17                 $0.17
   Diluted                                $0.17                 $0.16

Average number of common
shares outstanding:
   Basic                              3,118,434             2,604,845
   Diluted                            3,202,328             2,720,859

----------------------------------------------------------------------
                             Twelve Months Ended  Twelve Months Ended
                              November 30, 2005    November 30, 2004
----------------------------------------------------------------------
Net sales                           $22,197,702           $19,312,180

Income before income taxes            2,526,827             2,901,034

Net income                           $1,628,179            $1,802,267
Net income per share
   Basic                                  $0.58                 $0.69
   Diluted                                $0.57                 $0.67
Average number of common
shares outstanding
   Basic                              2,784,810             2,593,759
   Diluted                            2,879,598             2,698,662

     Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo acquisition and CuraFlo's ability to expand its licensing and services business.


     CONTACT: Cohesant Technologies Inc.
              Morris H. Wheeler, 317-871-7611